Exhibit 99.1

Genius Brands International Reports Third Quarter 2015 Financial Results

Q3 Gross Profit up 77% to $258,000, Driven by New Licensing Model

BEVERLY HILLS, CA – November 18, 2015 – Genius Brands International, Inc. (OTCQB: GNUS) (GBI), a global brand and content management company providing entertaining and enriching ‘content and products with a purpose’ for toddlers to tweens, reported financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Licensing and royalty revenue up 82% to $98,000 versus same year-ago quarter.
•	Television and home entertainment revenue increased 613% to $183,000 versus same year-ago quarter
•	Total revenues up 98% from the previous quarter to $280,000 and down 12% versus same year-ago quarter
•	Gross profit increased 77% to $258,000 versus $146,000 in the same year-ago quarter
•	Account receivables totaled $264,000

Third Quarter 2015 Operational Highlights

•	Launched all new Baby Genius® "Learn and Grow" products exclusively on Amazon.com.
•	Launched Kid Genius Channel across entire Comcast system (21 million U.S. TV Households) -Ratings up 40% in first month.
•	Launched Thomas Edison’s Secret Lab across multiple distribution platforms including U.S. public television stations.
•	Released Warren Buffett’s Secret Millionaires Club, “How to Start Your Very First Business” exclusively with Barnes & Noble.
•	Added 26 new half-hour episodes of “Thomas Edisons Secret Lab” to catalogue assets.
•	Licensed Classic Gumby Library and Animated ABC Monsters from NCircle Entertainment for New Kid Genius Channel launching on Comcast's Xfinity on Demand in fall of 2015.
•	Licensed the broadcast rights of Stan Lee's Mighty 7 (SLAM7) to Cartoon Network Latin America.
•	The whimsical From Frank™ character debuted the all-new book, ‘Don't Fart When You Snuggle: Lessons on How to Make a Human Smile, by Frank the Dog’.
•	Introduced collection of gifts from Enesco under the From Frank brand.
•	Partnered with premium apparel manufacturer, Thread Collective, to create a line of high-end Psycho Bunny branded outerwear for the global retail market.
•	Signed Zeon America and Idea House as two additional top-tier licensees for the luxury fashion apparel and lifestyle brand, Psycho Bunny.
•	Appointed NCircle Entertainment as the U.S. home entertainment partner for new animated series, Llama Llama.

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Third Quarter 2015 Financial Results

Total revenues in the third quarter of 2015 decreased 12% to $280,000 compared to $318,000 in the same year-ago period, attributable to transitioning from the manufacturing and direct sales of low-margin physical products to a licensing model in which these functions are outsourced to industry experts and category leaders. This included the re-launch under the new operating model of the company’s flagship Baby Genius brand in the fourth quarter 2015, utilizing a newly designed and expanded product line, contracted exclusively to Amazon with 46 new products SKUs including plush, musical instruments, electronics games, sipply cups, etc.

Licensing and royalty revenue increased 82% to $98,000 compared to $54,000 in the same year-ago period. The increase is primarily attributable to an increase in revenue from our established agency properties while the licensing programs of wholly owned properties are in development. These include items for which we license the rights to our copyrights and trademarks of our brands and those of the brands in which we act as a licensing agent.

Television and home entertainment revenue increased 613% to $183,000 compared to $26,000 in the same year-ago period. The increase is primarily attributable to continued revenue generation from properties previously completed and begin delivering and meeting revenue recognition criteria of our current projects.

Gross profit in the third quarter of 2015 increased 77% to $258,000 compared to $146,000 in the year-ago period. The increase in gross profit is primarily attributable to the decrease in product sales discussed above as well as the elimination of the overhead associated with handling sales directly, replaced by a new model whereby these costs will be borne by the company’s licensees.

Operating expenses in the third quarter of 2015 remained unchanged to $1.0 million compared to $1.0 million in the same year-ago period.

Net loss in the third quarter of 2015 totaled $798,000 or ($0.12) per diluted share, compared to net loss of $849,000 or ($0.13) per diluted share in the year-ago quarter. The net loss is primarily due to costs related to the development and production of episodes of Thomas Edison’s Secret Lab and the development of Space Pop, two new brands. Edison series has been produced and delivered now to public television stations, and Netflix, and GBI’s own proprietary channel Kid Genius on Comcast, as well as broadcasters in territories around the world. Space Pop is currently in pre-production and is planning to be officially announced shortly with major licensees.

Cash at September 30, 2015, declined to $2.1 million compared to $2.9 million at June 30, 2015, with the decrease resulting largely from the costs of production of new assets now being brought to market.. Subsequent to the third quarter of 2015, the company raised an additional$4.3 million in a private placement with institutional investors and company management, which it plans to use for additional marketing of its current brands, engagement of important creative talent, and accretive aggregation of profitable international licensing agencies, thus saving on fees spent there currently.

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Management Commentary

“The leverage in our new licensing model was demonstrated in the third quarter with record gross profit as our core business segments continued to strengthen,” said GBI chairman and CEO, Andy Heyward. “Several milestones including new licensing partners and agreements as well as significant traction with our television and home entertainment segment were all notable achievements made during the quarter. In September, we launched our Kid Genius Channel on Comcast’s XFinity on Demand and rolled out over 1,000 product SKUs of all new Baby Genius ‘Learn and Grow’ products on Amazon. We are already starting to see significant traction with our channel in terms of both ratings growth and interest from advertisers, and we expect to announce material new partnerships in the coming weeks based on our conversations.

“In collaboration with Stanford University's Don Roberts, we launched our comprehensive line of Baby Genius consumer products this fall at Amazon.com. The launch included over 48 items and covered numerous key categories from DVDs, Early Learning Activity Toys, Musical Instruments, Plush Toys, Wood Board Puzzles, Soft Books, and Feeding Sets. I am happy to report that in the month of October the Amazon rollout exceeded our internal forecasts and we are experiencing the same metrics in the month of November.

“Based on the recent data from Amazon and Comcast, we are confident material revenues will be achieved in the fourth quarter of 2015. It is clearly evident, we have now moved from being a ‘story stock’ to a company with its products now being manufactured, selling into the marketplace and generating royalty income. Though we currently have a total of approximately 75 products SKUs of Genius Brands’ brands in the market, we have over 1,000 product SKUs contracted for and coming to the marketplace in the next two quarters. We expect 2016 to be a transformative year on both an operational and financial level as new products and content will be coming to market and a significant ramp in revenues will drive profitability on a GAAP basis. Our current forecasts show Genius Brands reaching profitability between 2nd and 3rd quarter of 2016, as more film assets are delivered and revenue recognized, and consumer products come in to the marketplace.”

About Genius Brands International

Headquartered in Beverly Hills, California, Genius Brands International, Inc. “GBI” (OTCQB: GNUS) is a publicly traded global brand management company that creates and licenses multimedia content for toddlers to tweens. Led by award-winning creators and producers, GBI creates “content and products with a purpose,” providing enrichment as well as entertainment.  The Company distributes its content worldwide in all formats, as well as a broad range of consumer products based on its characters.  GBI’s portfolio includes award-winning Baby Genius, recently re-launched with new entertainment and over 40 new products; adventure comedy Thomas Edison's Secret Lab, available on Netflix, public broadcast stations and GBI’s Kid Genius channel on Comcast’s Xfinity on Demand reaching 21 million households; animated movie Stan Lee’s Mighty 7, the first project from Stan Lee Comics, a joint venture with Stan Lee’s POW! Entertainment and featuring an all-star voice cast led by legendary Stan Lee; and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett.  The Company is also producing a new animated preschool series based on Llama Llama, the NY Times bestselling children’s book franchise; and a tween adventure series Space Pop, featuring original music from renowned industry veteran Ron Fair and his singer-songwriter wife Stefanie. For additional information please visit www.gnusbrands.com.

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Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward- looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Genius Brands International, Inc.

Michael Handelman, CFO

Tel 310-273-4222

Investor Relations:

Liolios Group, Inc.

Chris Tyson

Tel 949-574-3860

GNUS@liolios.com

Third Quarter 2015 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on November 16, 2015 in its Quarterly Report on Form 10-Q for the period ended September 30, 2015, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.gnusbrands.com.

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Genius Brands International, Inc.

Consolidated Balance Sheets

As of September 30, 2015 (unaudited) and December 31, 2014 (audited)

ASSETS	9/30/2015	12/31/2014
Current Assets:
Cash and Cash Equivalents	$2,147,931	$4,301,099
Accounts Receivable, net	263,916	208,486
Inventory, net	14,046	11,691
Prepaid and Other Assets	191,565	217,622
Total Current Assets	2,617,458	4,738,898

Property and Equipment, net	166,773	32,420
Film and Television Costs	903,634	303,953
Capitalized Product Development in Process	–	7,500
Intangible Assets, net	1,937,337	1,876,438
Goodwill	10,365,805	10,365,805
Investment in Stan Lee Comics, LLC	–	–
Total Assets	$15,991,007	$17,325,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$346,320	$312,728
Accrued Expenses	409,512	283,582
Deferred Revenue and Advances	290,999	242,160
Accrued Salaries and Wages	85,620	50,288
Disputed Trade Payable	925,000	925,000
Short Term Debt - Related Party	411,521	411,008
Total Current Liabilities	2,468,972	2,224,766

Long Term Liabilities:
Deferred Revenue and Advances	715,598	640,417
Services Advance	1,489,583	739,583
Total Liabilities	4,674,153	3,604,766

Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 share authorized, respectively; 5,690 and 6,000 shares issued and outstanding, respectively	6	6
Common Stock, $0.001 par value, 700,000,000 shares authorized, respectively; 6,529,450 and 6,374,450 shares issued and outstanding, respectively	6,530	6,375
Additional Paid in Capital	34,884,910	34,866,521
Accumulated Deficit	(23,574,592)	(21,152,654)
Total Equity	11,316,854	13,720,248

Total Liabilities and Stockholders’ Equity	$15,991,007	$17,325,014

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Genius Brands International, Inc.

Consolidated Statements of Operations

Three Month and Nine Month Periods Ended September 30, 2015 and 2014 (unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Revenues:
Licensing & Royalties	$98,035	$53,774	$372,022	$155,341
Television & Home Entertainment	182,715	25,635	323,804	112,910
Product Sales	–	239,392	15,173	444,028
Total Revenues	280,750	318,801	710,999	712,279

Cost of Sales	23,127	172,870	45,699	414,017

Gross Profit	257,622	145,931	665,300	298,262

Operating Expenses:
Professional Services	244,803	202,154	549,702	822,997
Rent Expense	34,136	34,863	106,271	105,207
Marketing & Sales	91,258	109,592	342,318	234,286
Amortization of Film & TV Costs	42,642	–	42,642	–
Depreciation & Amortization	36,673	29,673	96,823	83,301
Salaries and Related Expenses	429,348	442,760	1,414,746	1,003,234
Bad Debt Expense (Recovery)	–	–	(1,550)	55,000
Other General & Administrative	133,388	191,774	581,774	605,454
Total Operating Expenses	1,012,247	1,010,816	3,132,726	2,909,479

Loss from Operations	(754,624)	(864,885)	(2,467,426)	(2,611,217)

Other Income (Expense):
Other Income	11,421	22,156	16,965	29,945
Interest Expense	(723)	–	(2,212)	(2,230)
Interest Expense - Related Parties	(6,224)	(6,241)	(18,544)	(19,611)
Gain (Loss) on Distribution Contracts	(47,650)	–	102,350	(47,229)
Gain (Loss) on Impairment of Assets	–	–	(7,500)	–
Gain (Loss) on Extinguishment of Debt	–	–	–	52,447
Gain (Loss) on Disposition of Assets	–	–	–	(70,905)
Gain (Loss) on Inventory	–	–	–	(174,963)
Gain (Loss) on Deferred Financing Costs	–	–	(9,313)	–
Unrealized Gain (Loss) on Foreign Currency Translation	(20)	–	(36,258)	–
Net Other Income (Expense)	(43,196)	15,915	45,488	(232,546)

Loss before Income Tax Expense	(797,820)	(848,970)	(2,421,938)	(2,843,763)

Income Tax Expense	–	–	–	–

Net Loss	$(797,820)	$(848,970)	$(2,421,938)	$(2,843,763)

Net Loss per Common Share	$(0.12)	$(0.13)	$(0.37)	$(0.46)

Weighted Average Shares Outstanding	6,529,450	6,383,450	6,464,505	6,129,391

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